Exhibit 10.17

MASTER SERVICES AGREEMENT

This MASTER SERVICES AGREEMENT (this “Master Agreement”), dated as of [•], 2023 (the “Effective Date”), is entered into between NCR [RemainCo] Corporation, a Maryland corporation (“NCR”), and [•], a [Maryland] corporation (“ATMCo”). “Party” or “Parties” means NCR and/or ATMCo, individually or collectively, as the case may be.

RECITALS

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated [•], 2023 (the “SDA”);

WHEREAS, in connection with the Separation, the Parties contemplate that certain services are to be provided or caused to be provided by NCR to ATMCo and by ATMCo to NCR to enable each Party to satisfy its obligations pursuant to the Customer Agreements for certain periods after the Separation upon the terms and conditions set forth in the Agreement (when providing Services pursuant to the Agreement, the applicable Party is referred to herein as “Vendor”, and when receiving Services pursuant to the Agreement, the applicable Party is referred to herein as “Company”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

All capitalized terms used in this Master Agreement shall have the meanings set forth in the Definitions Schedule or, if not defined in the Definitions Schedule, in the SDA.

2.	CONTRACT DOCUMENTS; STRUCTURE OF AGREEMENT

2.1.	Contract Documents

(a)	Agreement

The term “Agreement” means collectively, this Master Agreement (including its Schedules and amendments) and all Purchase Orders, which documents are incorporated into the “Agreement” by this reference.

(b)	Adoption Agreements

The Service Agreement will apply where Company or any of Company’s Affiliates receive Services from Vendor or any Vendor Affiliate. The relevant respective Affiliates will acknowledge acceptance of these terms by signing the Purchase Order for the relevant Services. In addition, if requested by either Party, the respective Affiliates shall sign a local agreement, which incorporates the Service Agreement and any relevant Purchase Orders under the Service Agreement by reference (the “Adoption Agreement”). The Adoption Agreement provides for additional terms and conditions, or modified terms and conditions, to the Service Agreement that may be necessary and will apply in various countries where the parties may conduct business. The liability of Vendor and Vendor Affiliates who adopt the Service Agreement shall not be joint and several. Similarly, the liability of Company and Company’s Affiliates who adopt the Service Agreement shall not be joint and several. A Vendor Affiliate providing the Services pursuant to Purchaser Order(s) signed by such Vendor Affiliate shall be solely responsible for all obligations of “Vendor” under the Service Agreement and applicable Purchase Orders in connection with Services provided pursuant to such Purchase Orders. A Company Affiliate receiving the Services pursuant to Purchaser Order(s) signed by such Company Affiliate shall be solely responsible for all obligations of “Company” under the Service Agreement and applicable Purchase Orders in connection with Services received pursuant to such Purchaser Orders. The terms of an Adoption Agreement prevail over the terms of the Service Agreement.

2.2.	Priority

In the event of a conflict: (i) the terms of a Schedule shall govern over the main body of this Master Agreement; and (ii) the terms of a Purchase Order shall govern over this Master Agreement and its Schedules.

2.3.	Company; Vendor

The Agreement provides for (i) the provision of Services by ATMCo (as a Vendor) to NCR (as a Company) and related terms and conditions (collectively with Purchase Orders for Services provided by ATMCo, the “ATMCo Service Agreement”), and (ii) the provision of Services by NCR (as a Vendor) to ATMCo (as a Company) and related terms and conditions (collectively with Purchase Orders for Services provided by NCR, the “NCR Service Agreement”; collectively with the ATMCo Service Agreement, the “Service Agreements”). For clarity, (1) except as expressly provided otherwise, all of the terms and conditions of the Agreement apply to each of the ATMCo Service Agreement and the NCR Service Agreement and each of the Parties (in their respective capacities as Vendor and Company as noted above), and (2) the ATMCo Service Agreement and NCR Service Agreement shall be deemed to be two entirely separate agreements.

2.4.	Change in Control; Divestitures

(a)	NCR Change in Control

NCR shall give Notice to ATMCo promptly after NCR or any of its Affiliates enter into any binding agreement that contemplates transactions that result in a Change of Control of NCR or (if no such agreement is entered into) upon the occurrence of a Change of Control of NCR (an “NCR CIC Notice”). Each NCR CIC Notice shall contain (i) a brief description of the relevant NCR Change of Control transaction, including, without limitation (if NCR is permitted to disclose), all of the relevant parties to such transaction, and (ii) the anticipated or actual date for the closing of such transaction. In the event that the anticipated date for the closing of such transaction changes, NCR shall promptly provide to ATMCo an updated NCR CIC Notice for such transaction, and such updated NCR CIC Notice shall be treated as the NCR CIC Notice for such transaction for all purposes in the Agreement.

(b)	ATMCo Change in Control

ATMCo shall give Notice to NCR promptly after ATMCo or any of its Affiliates enter into any binding agreement that contemplates transactions that result in a Change of Control of ATMCo or (if no such agreement is entered into) upon the occurrence of a Change of Control of ATMCo (an “ATMCo CIC Notice”). Each ATMCo CIC Notice shall contain (i) a brief description of the relevant ATMCo Change of Control transaction, including, without limitation (if ATMCo is permitted to disclose), all of the relevant parties to such transaction, and (ii) the anticipated or actual date for the closing of such transaction. In the event that the anticipated date for the closing of such transaction changes, ATMCo shall promptly provide to NCR an updated ATMCo CIC Notice for such transaction, and such updated ATMCo CIC Notice shall be treated as the ATMCo CIC Notice for such transaction for all purposes in the Agreement.

(c)	Divestitures

If Company or any Affiliate of Company divests or no longer Controls one or more Affiliates or other asset, operation or entity that was receiving Services under the Service Agreement (a “Divested Business”), then, at Company’s election, Vendor shall continue to provide Services to such Divested Business, pursuant to a subcontract between Company and the Divested Business, for the period requested by Company, not to exceed three (3) months after the closing date of such transaction (the “Divestiture Period”). Vendor shall provide the Services to the Divested Business in accordance with the terms and conditions (including, without limitation, pricing) of the Service Agreement (the terms of which, notwithstanding anything to the contrary set forth in the Service Agreement, may be disclosed to such Divested Business and its acquirer). Company will continue to be responsible for the Charges for such Services (based on existing charging methodologies), unless Vendor and the Divested Business (or the acquirer of such Divested Business) enter into a separate agreement for provision of such Services. In such event, or upon the conclusion of the Divestiture Period, the Service Agreement shall (if necessary) be modified to reflect the reduction in Services and Charges.

3.	TERM OF AGREEMENT

3.1.	Term of Agreement

Unless earlier terminated in accordance with the provisions of the Agreement, each Service Agreement will commence as of the Effective Date and will remain in effect until the third anniversary of the Effective Date (the “Initial Term”). The Initial Term for each Service Agreement will renew for successive additional terms of 12 months each (each, an “Extension Term”), unless either Company or Vendor provides Notice of termination to the other Party at least 90 days prior to the scheduled expiration of the then-current Service Agreement Term. Any such Extension Term shall be on the terms, conditions and pricing in effect at the time of the commencement of such Extension Term, and is subject to early termination in accordance with the provisions of the Service Agreement. The Initial Term and applicable Extension Term(s) for applicable Services and Service Agreement are collectively referred to herein as the “Service Agreement Term” for such Services and Service Agreement.

4.	THE SERVICES

4.1.	Services

Starting on the Effective Date and continuing throughout the Service Agreement Term, Vendor shall provide the Services to Company and to other members of the Company Group designated by Company upon execution of one or more Purchase Orders by Company and Vendor. In the event that Company submits a Purchase Order to Vendor on or after the Effective Date to request Services that are in-scope as described in the Master Services Schedules and are in relation to Customer Agreements, Vendor must accept and countersign such Purchase Order, provided that such Purchase Order does not amend, add to or delete any of the terms and conditions of the Service Agreement. Company and Vendor may mutually agree to amend the Service Agreement in a Purchase Order as to the Services referenced in such Purchase Order. For clarity, expiration or termination of a Purchase Order does not (by itself) terminate the obligation of Vendor to provide Services covered by that Purchase Order in the future in the event another Purchase Order for such Services is executed by Company and Vendor.

4.2.	New Services

(a)	Procedures

Company may request from time to time that Vendor perform New Services reasonably related to the Services or other services generally provided by Vendor (“New Service Request”). In Vendor’s sole discretion, upon Vendor’s receipt of a New Service Request, Vendor may elect to prepare a New Services proposal for Company’s consideration. Any New Services proposal prepared by Vendor shall include the elements set forth in Section 4.2(b) below, unless otherwise agreed by the Parties. Company may accept or reject any New Services proposal in its sole discretion and Vendor shall not be obligated to perform any New Services to the extent the proposal is rejected. If Company accepts Vendor’s proposal, Vendor will perform the New Services and will be paid in accordance with the proposal submitted by Vendor, or other terms as may be agreed upon by the Parties, and the applicable provisions of the Agreement. Upon Company’s acceptance of a New Services proposal, the scope of the Services will be expanded to include such New Services and such accepted New Services proposal will be documented in an amendment to the Service Agreement.

(b)	New Services Proposal

Vendor’s proposal for New Services requested by Company shall include the following:

(i)	a commercially reasonable schedule for implementing the New Services;

(ii)

Vendor’s proposed charges for such New Services (in accordance with Section 4.2(a)) (which shall be quoted on a “cost plus”, arms’ length basis consistent with the terms and conditions of the Pricing Schedule, unless otherwise agreed by the Parties);

(iii)	to the extent applicable, a description of any new or additional Software, tools, Equipment or other resources required for Vendor to implement and provide such New Services; and

(iv)	any other information reasonably requested by Company.

4.3.	Service Evolution and Continuous Improvement

(a)	Technology; Service Evolution

Vendor will: (i) provide the Services using technology at a level current with the technology that Vendor implements for its general internal operations and at least comparable to the level of technology generally adopted from time to time for best practices for provision of similar services; (ii) keep knowledgeable about changes and advancements over time in the technology necessary to provide the Services; and (iii) in performing the Services, utilize processes, procedures and practices that are consistent with the best practices it utilizes in performing services similar to the Services for its other customers, which practices will, at a minimum, be consistent with the best practices of similarly situated providers offering similar services in the jurisdictions where Services are provided. The Parties anticipate that the Services will evolve and be supplemented, modified, enhanced or replaced over time to keep pace with best practices in the relevant industry in the jurisdictions where the Services are provided, technological advancements and improvements in the methods of delivering Services. To the extent that Vendor and its Affiliates update their own product and service offerings, the Parties acknowledge and agree that (a) Vendor will make corresponding changes to the Services for Company (to the extent reasonably applicable to such Services), and (b) these changes will modify the Services and will not be deemed to result in new services outside the scope of the Service Agreement or additional Charges.

(b)	Continuous Improvement

Vendor shall diligently and continuously improve the performance and delivery of the Services by Vendor and the elements of the policies, processes, procedures and systems that are used by Vendor to perform and deliver the Services, including, without limitation, re-engineering, tuning, optimizing, balancing and reconfiguring the processes, procedures and systems used to perform, deliver, track and report on, the Services. From time to time, Company may request that Vendor identify all material policies, processes, procedures and systems that are used by Vendor to perform and deliver the Services.

4.4. Performance and Service Levels

(a)	Service Levels

Vendor agrees that the performance of the Services will meet or exceed each of the applicable Service Levels set forth in the Customer Agreements, subject to the limitations and in accordance with the provisions set forth in the Service Agreement. Vendor will use commercially reasonable efforts to provide all Services without expressly defined Service Levels with at least the same degree of accuracy, quality, completeness, timeliness, responsiveness and efficiency as provided prior to the Effective Date by or for Company Group. Vendor will perform all tasks necessary to complete the Services in a timely and efficient manner.

(b)	Performance Monitoring; Reports

Vendor shall implement and operate all measurement and monitoring tools and procedures required to measure and report its performance relative to the applicable Service Levels in accordance with the relevant Customer Agreements. Vendor shall provide a set of hard- and soft-copy reports to verify Vendor’s performance and compliance with the Service Levels when required by the Customer Agreements to both Company and/or the applicable Company Customer(s) (“Performance Reports”), as directed by Company. Vendor shall provide Company Group access to any details or supporting information used to generate such Performance Reports.

4.5.	Company Policies

Vendor shall perform the Services in accordance with all policies and procedures of general application of Company Group as set forth in the Company Policies Schedule (collectively, “Company Policies”) and such amendments, updates and changes thereto, as published by Company Group from time to time; provided that Company Group shall provide Vendor at least thirty (30) days advance Notice of any such amendment, update or change.

4.6.	Vendor to Provide and Manage Necessary Resources

Except as otherwise expressly provided in the Service Agreement, Vendor will have the responsibility and obligation to provide and administer, manage, support, maintain and pay for all resources (including, without limitation, personnel, software, facilities, furniture, fixtures, Equipment, space and all upgrades, improvements, replacements services and other items, however described) necessary or appropriate for Vendor to provide, perform and deliver the Services.

4.7.	Customer Agreements

(a)	In providing the Services, Vendor shall comply with all of the terms and conditions of the Customer Agreements.

(b) In a Vacated Jurisdiction, neither Company nor Vendor will take any action, by amending a Customer Agreement or otherwise, to increase the other Party’s obligations, volume, scope, or liabilities without the prior written consent of the other Party.

(c) Vendor may (on one or more occasion) provide written notice (an “Assignment Notice”) to Company of Vendor’s intent to purchase one or more Prior Vendor Contracts, provided that (i) the Prior Vendor Contracts must be limited to Vacated Jurisdictions, and (ii) the subject matter of such Assignment Notice must be either (A) Prior Vendor Contracts with a global customer (and/or Affiliates of such customer) of Vendor and its Affiliates, or (B) all of the Prior Vendor Contracts in a country. Upon Company’s receipt of the Assignment Notice from Vendor, Company and Vendor will reasonably cooperate with such purchase, assignment, and transition of applicable Customer Agreements to Vendor on reasonable terms and conditions at a mutually agreed price.

4.8.	Reports

In addition to Performance Reports, Vendor will provide Company with those reports identified in the Service Agreement, and those reports reasonably requested by Company from time to time during the applicable Service Agreement Term (“Reports”), in accordance with any requirements (including, without limitation, any timing requirements) set forth in the Service Agreement.

4.9.	Vendor Excused Performance

Vendor shall be responsible for the performance of the Services in accordance with the Service Agreement even if such Services are actually performed or dependent upon services performed by Vendor Agents. Vendor and Company will perform their respective duties, obligations and responsibilities set forth in each Service Agreement. Company’s failure to perform Company-designated duties, obligations or responsibilities (if any) set forth in the Master Services Schedules will excuse Vendor’s obligation to perform its obligations under the Service Agreement only if and to the extent Vendor: (i) provides Notice to Company of such failure to perform promptly after Vendor first knew of, or should have known of, such failure (which Notice shall describe the effect of such failure on Vendor’s performance); (ii) provides Company with reasonable opportunity to correct such failure and mitigate the effect of such failure on Vendor’s performance; (iii) demonstrates that Company’s failure to perform was the direct cause of Vendor’s inability to perform and that neither Vendor nor any Vendor Agent contributed to or caused Company’s failure; (iv) identifies and pursues all commercially reasonable means to avoid or mitigate the impact of Company’s failure to perform; and (v) uses commercially reasonable efforts to perform notwithstanding Company’s failure to perform.

5.	SERVICE LOCATIONS

5.1.	Service Locations

Vendor shall support, and provide Services in, the jurisdictions specified in the applicable Customer Agreements.

5.2.	Shared Service Locations

If (i) Vendor provides the Services to Company Group from a Vendor Facility that is shared with a Third Party or Third Parties or from a Vendor Facility from which Vendor provides services to a Third Party or Third Parties, or (ii) any part of the business of Vendor or any such Third Party is now or is in the future competitive with any part of the business of Company Group, then Vendor shall develop a process to restrict physical and logical access in any such shared environment to Company Group’s Confidential Information or Personal Information so that Vendor Personnel providing services to any competitor of Company Group do not have access to Company Group’s Confidential Information or Personal Information. Such process shall comply with Section 15.

6.	CONTINUED PROVISION OF SERVICES

6.1.	Force Majeure

(a)	Generally

If and to the extent that a Party’s performance is prevented or delayed as a result of a Force Majeure Event, then the affected performance will be excused for so long as the Force Majeure Event continues to prevent or delay performance and the affected Party continues efforts to recommence performance to the extent possible without delay, including, without limitation, through the use of alternate sources and workaround plans. The affected Party will promptly notify the other Party verbally, describing the Force Majeure Event and the affected performance obligations in reasonable detail, and shall thereafter provide the other Party with daily updates (and more frequent updates if requested) as to the status of its efforts to recommence performance and Notify the other Party upon conclusion of the Force Majeure Event.

(b)	Non-Excused Obligations

Notwithstanding Section 6.1(a), Force Majeure Events do not excuse any of Vendor’s obligations to meet the Security Requirements. In no event shall the non-performing Party be excused under this Section 6.1 for (i) any non-performance of its obligations under the Agreement having a greater scope or longer period than is justified by the Force Majeure Event; or (ii) the performance of obligations that should have been performed prior to the Force Majeure Event. Other than a Force Majeure Event subject to the parameters of this Section 6.1, neither Party will assert any excuse or defense to a breach of contract claim under the doctrine of “impossibility,” “impracticability” or “frustration of purpose” or other similar legal argument.

6.2.	No Payment for Unperformed Services

Company is not required to pay for those Services that are not performed, whether because of a disaster, Force Majeure Event or otherwise, regardless of whether such non-performance is excused.

6.3.	Allocation of Resources

Whenever a Force Majeure Event or a disaster causes Vendor to allocate limited resources among Vendor’s and its Affiliates’ customers, Vendor will not give other such customers priority over Company and any of the Company Customers.

7.	COMPLIANCE WITH LAWS

7.1.	Compliance Generally

(a)	Compliance with Laws

Vendor shall perform the Services in compliance with all Laws applicable to Vendor in its performance and delivery of the Services. Vendor shall promptly Notify Company of discovering any material non-compliance with any of the Vendor obligations set forth in this Section 7.1(a).

(b)	Data Protection Laws

Without limiting Vendor’s other obligations under this Section 7, Vendor (i) acknowledges that Personal Information is subject to Data Protection Laws; and (ii) will comply with all Data Protection Laws applicable to Personal Information and the Services, as more particularly set forth in the Security Requirements.

7.2.	Changes in Laws

Vendor and Company will work together in good faith to identify the effect of changes in Laws on the provision and receipt of the Services and will promptly discuss the changes to the Services, if any, required to comply with all Laws. Vendor shall conform the Services in a timely manner to any changes in Laws referred to in Section 7.1(a).

8.	CHARGES; NEW SERVICES; INVOICES; AND PAYMENTS

8.1.	Charges

In consideration of the Services under the Service Agreement, Company will pay Vendor the applicable Charges set forth in the Pricing Schedule, which will include any payments and payment-related terms not otherwise addressed in the Master Agreement. Company’s payment may be made by check or wire transfer to an account designated by Vendor.

8.2.	Invoices

A Purchase Order between Company and Vendor is required for Vendor to issue an invoice for Charges for Services covered by such Purchase Order. Vendor will invoice the Charges under the Service Agreement as and in the manner set forth in the Pricing Schedule, with invoices to include such detail as reasonably requested by Company. Vendor shall list all Company Taxes as separate line items on each Vendor invoice, detailed by jurisdiction. Except as otherwise set forth in a Schedule or Purchase Order, Vendor will invoice Company monthly in advance for all applicable Services, and payment of undisputed Charges is due upon the earlier of (i) thirty (30) days after the invoice date or (ii) first date of the Service, in each case, without deduction, discount, or offset of any kind. To the extent applicable, no later than sixty (60) days following performance of Services under an invoice, Vendor will provide a true-up for any incorrect amounts invoiced based on actual Services provided.

8.3.	Taxes

(a)	Responsibility

Company shall be responsible for Company Taxes and Vendor shall be responsible for Vendor Taxes. Company shall not be responsible for: (i) any Taxes not within the scope of the term Company Taxes as defined in this Master Agreement or (ii) any Taxes on any amounts (including, without limitation, taxes) that were previously paid or incurred by Vendor and that are passed through to and reimbursed by Company or that are paid directly by Company to a Third Party. Vendor shall be responsible for timely remitting all Company Taxes it collects or withholds from Company to the applicable Taxing Authority and, if necessary, registering with any applicable jurisdiction to which such Company Taxes are required to be remitted. To the extent Company Group is assessed a penalty or interest by any Taxing Authority for Taxes for which Vendor is responsible or for which Vendor does not timely remit to a Taxing Authority, Vendor shall be obligated to reimburse Company for the amount of any such penalty or interest.

(b)	Exemptions

Notwithstanding anything to the contrary in the Agreement, if applicable Law excludes or exempts a payment or transaction contemplated herein from a Tax, and if such applicable Law also provides an exemption procedure, such as an exemption certificate requirement, then, if Company complies with such procedure, Vendor shall not invoice or collect such Tax during the effective period of the exemption. Vendor will make all reasonable efforts to ensure that any exemption from any Company Tax that is available to Company will be utilized when Vendor makes any purchase on behalf of Company.

(c)	Withholding Taxes

Company shall be responsible for any Withholding Tax liability asserted by any Taxing Authority against Company as a result of payments made by Company to Vendor under the terms of the Service Agreement. For the avoidance of doubt, Company shall pay all amounts due under the invoice and shall separately pay any applicable Withholding Tax to any Taxing Authority. Upon Vendor’s request, following the payment of any such Withholding Tax, Company shall provide Vendor with written proof of such payment.

(d)	Cooperation

The Parties agree to reasonably cooperate with each other to enable each to more accurately determine its own Tax liabilities and to minimize such Taxes incurred in connection with the Agreement to the extent legally possible. Vendor’s invoices shall separately state the amount of any Taxes Vendor is collecting from Company. Where applicable, Company and Vendor shall cooperate to segregate all fees into the following payment streams: (i) those for taxable Services; and (ii) those for non-taxable Services. In those instances where the payment stream is for taxable Services, and Vendor is required to collect or withhold Taxes with respect to such payment, Vendor shall also provide the applicable rate of Tax on the invoice.

(e)	Tax Claims

Each Party will promptly Notify the other Party of any claim for Taxes asserted by applicable Taxing Authorities for which the other Party is responsible pursuant to the terms of the Agreement. Except to the extent otherwise provided herein, Vendor shall treat any claims consistently across all customers of Vendor so as not to prejudice Company’s or a Company Customer’s interest in favor of Vendor or any other Vendor customer (or customer of a Vendor Affiliate). Notwithstanding anything to the contrary in the Agreement, the Party that signed the form or return with respect to which any claim arises shall have the right to elect to control the response to and settlement of the claim, but the other Party shall have all rights to participate in the responses and settlements that are appropriate to its potential responsibilities or liabilities under the Agreement. The Party controlling the response to and settlement of the claim shall attempt to minimize any such Tax liability to the extent reasonably possible. Each Party shall bear its own expenses in connection with any such Tax claims.

8.4.	Rights of Set-Off

(a)	Company Right of Set-Off

Company shall have the right to set off against amounts owed by Company under the Service Agreement any amount that Vendor is obligated to pay or credit Company under the Service Agreement. Notwithstanding the foregoing, if the amount to be so paid or reimbursed by Vendor in any specific month exceeds the Charges to Company for such month, Vendor shall promptly pay any difference to Company by check or wire transfer to an account designated by Company during such month. Any such set-off shall not be treated as disputed under Section 8.5.

(b)	No Right of Set-Off Between Service Agreements

Notwithstanding anything to the contrary in the Agreement, neither Party shall or shall be permitted to set off amounts it owes pursuant to one Service Agreement against amounts owed to it pursuant to the other Service Agreement.

8.5.	Disputed Charges/Credits

Company may withhold payment of any portion of an invoice that it disputes in good faith. Company shall notify Vendor of any such Dispute as soon as practicable after the discrepancy has been discovered. The Parties will investigate and resolve the Dispute using the Dispute Resolution Procedures. Unpaid amounts that are the subject of a good faith Dispute may be withheld by Company and will not be considered a basis for monetary default under, or a breach of, the Service Agreement. Any undisputed amounts will be paid by Company in accordance with Section 8.2. Company’s failure to dispute or withhold a payment will not operate as a waiver of the right to dispute and recover such amount.

9.	GENERAL OBLIGATIONS

9.1.	Cooperation and Good Faith

The Parties covenant to timely and diligently cooperate in good faith to effect the purposes and objectives of the Agreement.

9.2.	Services

Vendor shall render Services using personnel that have the necessary knowledge, training, skills, experience, qualifications and resources to provide and perform the Services in accordance with the Agreement and applicable Customer Agreements, and shall render Services in a prompt, professional, diligent, and workmanlike manner, consistent with industry standards applicable to the performance of such Services.

9.3.	No Solicitation

(a)	General

During the Service Agreement Term, neither Party (nor its Affiliates) shall knowingly solicit any employee or subcontractor of the other Party or its Affiliates who is or was actively involved in the performance, provision or use of any of the Services, or knowingly hire any employee or subcontractor of the other Party or its Affiliates who is or was actively involved in the performance, provision or use of any of the Services, unless otherwise agreed in writing by the Parties.

(b)	Exceptions

Notwithstanding the other terms of this Section 9.3, the Parties acknowledge and agree that the Service Agreement will not prohibit: (i) solicitation and employment permitted pursuant to the terms and conditions of the Master Services Schedules; (ii) solicitations through general public advertisements or other publications of general public circulation not targeted directly or indirectly at the other Party’s or its Affiliates’ employees; or (iii) the solicitation for employment or employment by one Party (or any of its Affiliates) of a former employee or an individual subcontractor of the other Party (or an Affiliate of the other Party) who, at the date of such solicitation or employment, was not an employee or an individual subcontractor of such Party (or Affiliate of such Party) and either (a) voluntarily terminated their employment by or contract with such Party or an

Affiliate of such Party without solicitation by, or other involvement by, the other Party or its Affiliates, provided that the solicitation and employment described in this clause (a) shall only be permitted ninety (90) or more days after such voluntary termination, or (b) had been laid off or had their employment otherwise involuntarily terminated by such Party or an Affiliate of such Party.

9.4.	Export; Regulatory Approvals

(a)	Export Laws

(i)

The Parties acknowledge that the export, re-export, transfer, provision or release of certain items (including, without limitation, products, services, technology, technical data and software) and other related transactions may be subject to licensing requirements and/or other restrictions under export Laws. Export Laws include, without limitation, the Export Administration Regulations, 15 C.F.R. Parts 730-774, administered by the U.S. Department of Commerce’s Bureau of Industry and Security; the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, administered by the U.S. Department of State’s Directorate of Defense Trade Controls; the regulations and sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, 31 C.F.R. Parts 500-599; and the Laws of other countries governing the export, re-export, or in-country transfer of certain items. Each Party agrees to comply with all applicable export Laws when, directly or indirectly, exporting, re-exporting, or transferring items subject to those Laws.

(ii)

Each Party acknowledges that the transmission of controlled technology and software out of the United States of America (including, without limitation, through downloads, email or other electronic transmission) is an export and that the release of controlled technology, technical data, or software source code to a foreign national in the United States of America is deemed to be an export to the person’s country or countries of nationality. Vendor is responsible for monitoring and controlling access to technology, technical data and software source code and obtaining any applicable export reviews, licenses or other authorizations.

(iii)

For any products, services, technology, technical data or software provided by Company Group to Vendor (“Company Export Materials”), Vendor shall be responsible for obtaining all reviews, licenses or other authorizations necessary for the export, re-export, transfer, provision or release of such Company Export Materials (i) within Vendor’s enterprise; (ii) from Vendor to Vendor Agents; (iii) from Vendor Agents to Vendor; (iv) from Vendor or Vendor Agents to Company Customers; or (v) from Company Group to Vendor or Vendor Agents, where Vendor has directed, the Agreement provides, or the Parties have otherwise agreed that Company Group will export such Company Export Materials directly to a member of Vendor’s enterprise or a Vendor Agent.

(iv)

Vendor shall be responsible for determining applicable export requirements and obtaining all reviews, licenses, or other authorizations necessary for the export, re-export, transfer, provision or release of any products, services, technology, technical data or software provided by Vendor or Vendor Agents to Company Group or Company Customers.

(b)	Prohibited Countries and Parties

Vendor agrees that neither Vendor nor any Vendor Agent will, in connection with Services provided to Company Group, engage in any business, directly or indirectly, in or with Cuba, Iran, North Korea, Sudan, Syria or any other country subject to a comprehensive sanctions program or embargo, or with Persons that are listed on the Consolidated Screening List or otherwise prohibited.

(c)	Approvals

Vendor will timely obtain and maintain all necessary approvals, licenses and permits (required by Law or otherwise) applicable to its business and the provision of the Services, including, without limitation, any relating to trans-border data flows and Personal Information, applicable to Vendor, Company Group and/or use of any products and/or services under the Customer Agreements.

9.5.	Malware

Vendor will take commercially reasonable diligent measures (consistent with the following sentence) to prevent the coding, introduction or proliferation of Malware into any Company Systems or environment of Company Group. Vendor will continue to review, analyze and implement improvements to and upgrades of its Malware prevention, correction and monitoring programs and processes that are commercially reasonable and consistent with the then current information technology industry’s standards and, in any case, not less robust than the programs and processes implemented by Vendor with respect to its own information systems. Without limiting Vendor’s other obligations under the Agreement, if Malware is found to have been introduced into the systems and/or the operating environments used to provide the Services, Vendor shall promptly notify Company and take commercially reasonable diligent efforts to mitigate the effects of the Malware at Vendor’s expense; provided, however, Vendor shall take immediate action if required due to the nature or severity of the Malware’s proliferation. Vendor’s efforts in respect to any such Malware shall be provided at no additional charge to Company. All remediation efforts with respect to Malware must be in accordance with all of the Security Requirements. At Company’s request, Vendor will report to Company the nature and status of all Malware elimination and remediation efforts.

9.6.	Services Not to be Withheld

Vendor will not refuse to provide all or any portion of the Services in violation or breach of the terms of the Service Agreement.

10.	REPRESENTATIONS AND WARRANTIES OF VENDOR

10.1.	Representations and Warranties of Vendor

Vendor represents and warrants to Company as follows:

(a)	Capability to Provide Services

Vendor has the requisite and necessary skills and experience to perform and provide the Services, and owns and possesses sufficient rights to grant all of the rights and licenses granted or to be granted, in accordance with the Agreement.

(b)	Foreign Corrupt Practices Act

(i)

For purposes of this Section 10.1(b), “Vendor Group” means Vendor and its Affiliates, and all of their respective officers, directors, employees and agents. Vendor represents, warrants and covenants that the Vendor Group has not and shall not violate, or cause Company Group to violate, the United States Foreign Corrupt Practices Act or any other applicable anticorruption Laws (“FCPA”) in connection with the Services provided under the Service Agreement and that the Vendor Group has not, and agrees that the Vendor Group shall not, in connection with the transactions contemplated by the Service Agreement, or in connection with any other business transactions involving Company Group, pay, offer, promise, or authorize the payment or transfer of anything of value, directly or indirectly to:

(1)

any government official or employee (including, without limitation, employees of government owned or controlled companies or public international organizations) or to any political party, party official, or candidate for public office; or

(2)	any other Person if such payments or transfers would violate the Laws of the country in which such payments or transfers are made, or the Laws of the United States.

(ii)

It is the intent of the Parties that no payments or transfers of value by Company Group or any member of the Vendor Group in connection with the Service Agreement shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in, extortion, kickbacks, or other unlawful or improper means of obtaining business.

(iii)	Vendor represents, warrants and covenants that it is familiar with the provisions of the FCPA and agrees that:

(1)

Vendor will ensure that all members of the Vendor Group that take actions in connection with or provide Services in support of the Service Agreement will remain free from all conflicts of interest at all times during the Service Agreement Term and will not leverage any external relationships for the purpose of improperly influencing any commercial transaction or any governmental matter; and

(2)	the Vendor Group has not previously engaged in conduct that would have violated the FCPA had Vendor Group been subject to its terms.

(iv)

Vendor acknowledges and agrees that Company may, with reasonable advance Notice of at least thirty (30) days, impose additional obligations upon Vendor Group at Company’s discretion consistent with best practices to ensure compliance with the FCPA.

(v)

In the event that Company reasonably believes in its sole discretion that Vendor has breached this Section 10.1(b), Company may suspend any of its obligations under the Service Agreement (including, without limitation, payment obligations) with immediate effect for a reasonable period during which Company investigates such breach. Furthermore, all obligations of payment to Vendor by Company shall be immediately extinguished and Company shall have the right to demand the return of all funds already paid to Vendor, except to the extent that Vendor can provide reasonable assurances that funds were not used to make a payment in violation of this Section 10.1(b).

10.2.	Disclaimer

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING, WITHOUT LIMITATION, THE MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY SERVICE, SOFTWARE, HARDWARE, DELIVERABLES, OR OTHER MATERIALS PROVIDED UNDER THE AGREEMENT.

11.	GOVERNANCE

11.1.	Account Governance

Company and Vendor will meet as required, but not less than once during each calendar quarter during the Service Agreement Term, to review the Parties’ business relationship contemplated by the Service Agreement, including, without limitation, Vendor’s overall performance of the Services and Company’s total cost of ownership (cost, quality, delivery, service, technology) of the Services. At a minimum, the Vendor Client Executive and Company Contract Manager will attend such meetings, which will be scheduled at a time and place mutually agreeable to both Parties.

11.2.	Vendor Client Executive

(a)	Appointment

Vendor will designate a senior-level individual who will be primarily dedicated to Company’s account (the “Vendor Client Executive”). The Vendor Client Executive (i) must be approved by Company, (ii) will be the primary contact for Company in dealing with Vendor under the Service Agreement, (iii) will have overall responsibility for managing and coordinating the delivery of the Services, (iv) will meet regularly with the Company Contract Manager, (v) will have the power and authority to make decisions with respect to actions to be taken by Vendor in the ordinary course of day-to-day management of Company’s account in accordance with the Service Agreement, and (vi) will serve as an escalated point of contact for Service delivery issues in accordance with the Dispute Resolution Procedures.

(b)	Replacement

Vendor shall, if possible, give Company at least ninety (90) days advance Notice of a change of the Vendor Client Executive. If Vendor is unable to provide ninety (90) days’ advance Notice as a result of a Permitted Client Executive Reassignment Exception, then Vendor shall give Company the longest Notice otherwise possible. Vendor shall address, to Company’s satisfaction, any concerns that Company may have with the proposed change or promptly propose a different individual for such position. As used herein, “Permitted Client Executive Reassignment Exception” means any of the following: Vendor Client Executive (x) voluntarily resigns from Vendor, (y) is unable to work due to his or her death, injury or disability, or (z) is removed from the Company assignment at the request of Company.

11.3.	Company Contract Manager

During the Service Agreement Term, Company will designate a senior level individual (i) who will serve as Company’s primary contact for Vendor in dealing with Company under the Service Agreement, (ii) who will have the power and authority to make decisions with respect to actions to be taken by Company in the ordinary course of day-to-day management of the Service Agreement, and (iii) who will serve as an escalated point of contact for any Service delivery issues in accordance with the Dispute Resolution Procedures (the “Company Contract Manager”). The Company Contract Manager may designate in writing a reasonable number of additional Company employees to be points of contact for Company with respect to particular subject matters relating to the Service Agreement. Company may from time to time replace the individual serving as the Company Contract Manager by providing Notice to Vendor.

12.	RELATIONSHIP PROTOCOLS

12.1.	Non-Exclusivity; Personnel; Vendor Cooperation

(a)	Non-Exclusivity

The relationship between the Parties pursuant to the Service Agreement is non-exclusive, except to the extent set forth in the Master Services Schedules.

(b)	Background Investigations

To the extent permitted by applicable Law, Vendor shall have performed a background investigation of all of Vendor Personnel who will perform any of the Services, or any part thereof or related thereto, or will have physical or logical access to any of Company Group’s Confidential Information or Personal Information, in accordance with the requirements set forth in Background Investigations Schedule. Vendor shall not knowingly assign any personnel to Company’s account or otherwise permit any of its personnel to have physical or logical access to Company Group’s Confidential Information or Personal Information who have been found to have engaged in criminal acts that involve fraud, dishonesty, or breach of trust, or violated any provision of the Federal Crime Bill or that constitute a felony under applicable Law (collectively, “Felony”). Vendor will have the ongoing duty, upon learning that one of Vendor’s employees, or one of the Vendor Agents, or one of Vendor Agents’ employees has been convicted of a Felony, to remove such individual immediately from the Company account and Notify Company that such individual was removed as a result of a Felony conviction.

(c)	Independent Contractor

Neither Vendor nor Vendor Personnel are or shall be deemed to be employees or agents of Company Group. Vendor shall be solely responsible for the payment of compensation (including, without limitation, provision for employment taxes, federal, state and local income taxes, workers compensation and any similar taxes) associated with the employment of Vendor Personnel. Vendor acknowledges and agrees that only eligible employees of Company Group are entitled to benefits under Company Group’s (i) pension and welfare plans and (ii) any other benefit arrangements; and that Vendor’s status as an independent contractor makes Vendor Personnel ineligible to participate in these plans and arrangements. Vendor shall also be solely responsible for obtaining and maintaining all requisite work permits, visas, and any other documentation for Vendor Personnel.

12.2.	Use of Vendor Agents

(a)	Subcontracting

Subject to the limitations contained in any of the Customer Agreements, Vendor is entitled to subcontract any portion of the Services without the consent of Company.

(b)	Vendor Retains Responsibility

(i)

Vendor is responsible for the work and activities (including, without limitation, performance, acts and omissions) of each of the Vendor Agents and Vendor Personnel employed by Vendor Agents, and Vendor will continually monitor and manage such Vendor Agents. Vendor will remain Company’s sole point of contact regarding the Services.

(ii)	Vendor is responsible for all payments to Vendor Agents.

(c)	Cooperation with Company

Vendor will ensure that each Vendor Agent engaged by Vendor to perform a portion of the Services will make, execute and deliver to Company such disclosures and agreements as Company may from time to time reasonably request in order to comport with the requirements of applicable Laws and Customer Agreements.

13.	INSPECTIONS AND AUDITS

(a)	Vendor Records

Vendor shall maintain, at all times during the Service Agreement Term and at no additional charge to Company, reasonably complete and accurate records and supporting documentation pertaining to: (i) all Charges and financial matters under the Service Agreement, in all cases prepared in accordance with U.S. GAAP, and (ii) performance of the Services (collectively, “Vendor Records”), all in a manner sufficient to permit the Audits in accordance with this Section 13.

(b)	Financial Audits

Vendor shall provide to Company and Company Auditors the right to perform financial audits and inspections (“Financial Audits”) to verify the accuracy and completeness of Vendor’s invoices and Charges and other financial matters under the Service Agreement. If a Financial Audit reveals that errors have been made in connection with the Charges, then the Parties will work together to correct the errors, and any overpayments revealed by the Financial Audit will be promptly paid by Vendor or credited to Company, and any underpayments revealed will be promptly paid by Company. In addition, if the Financial Audit reveals any overpayment that is greater than five percent (5%) of the amount that was actually due for the period being audited, Vendor, subject to the opportunity to dispute the Financial Audit findings in good faith, shall bear the cost of the Financial Audit. If repeated Financial Audits reveal that there are consistent errors in connection with Charges, this problem will be escalated in accordance with the Dispute Resolution Procedures.

(c)	Third Party Audits

Notwithstanding the other provisions of this Section 13, Vendor acknowledges and agrees that (i) a Governmental Authority may require an Operational Audit with or without prior notice to Company or Vendor, and (ii) a Company Customer may require an Operational Audit pursuant to the terms and conditions of the applicable Customer Agreement (collectively, “Third Party Audits”).

(d)	General Principles Regarding Audits

(i)

Access. Financial Audits will be conducted, and Company will use good faith efforts to cause Third Party Audits to be conducted, in a manner that does not unreasonably disrupt or delay Vendor’s performance of services for its other customers. Access to the Vendor Records during an Audit shall include the right to inspect and photocopy same, and the right to retain copies of such Vendor Records outside of the Vendor Facilities and/or other Vendor or Vendor Agent premises, with appropriate safeguards and confidentiality provisions, if such retention is deemed necessary by Company, Company Auditor or applicable Third Party Auditor.

(ii)	Cooperation. Vendor shall provide reasonable cooperation to Company, Company Auditors and Third Party Auditors, provided that Vendor shall provide all cooperation required by a Governmental Authority.

(iii)

Frequency. Company may conduct no more than one Financial Audit within any twelve month period. For clarity, there are no limits on the number of Audits (A) required by a Governmental Authority, or (B) required by Company Customers pursuant to the terms and conditions of the Customer Agreements.

(iv)

Survival. Vendor’s obligations under this Section 13 shall extend beyond the Service Agreement Term for the period specified by Company’s record retention policy, as it may be modified from time to time.

(e)	Cost of Audits

Company shall be responsible for all costs associated with Financial Audits (other than Vendor’s reasonable cooperation and provision of access), except as provided for in Section 13(b). Each Party shall be responsible for its own costs associated with Third Party Audits, provided Company shall reimburse Vendor for any such costs to the extent such reimbursement of Vendor costs is in fact recovered by Company pursuant to the terms and conditions of an applicable Customer Agreement. If the Company does not recover sufficient funds from the relevant Company Customer to cover all of the costs reasonably incurred by Company and Vendor for the relevant Third Party Audit, then Company will reimburse Vendor a pro rata portion of the relevant funds recovered from such Company Customer based on the relative costs reasonably incurred by each of Company and Vendor.

(f)	Vendor Records Retention

Vendor shall safeguard and retain all Vendor Records for such period as may be required by any Law applicable to Company Group or pursuant to the document retention policies of Company Group provided to Vendor from time to time. If Vendor is notified by Company of a current and continuing obligation to retain Vendor Records related to a legal matter, Vendor will suspend its normal retention practices related to the relevant documents until Company notifies Vendor the legal hold for records has been lifted. All such Vendor Records shall be maintained in such form (for example, in paper or electronic form) as Company may reasonably direct.

14.	INTELLECTUAL PROPERTY

14.1.	Ownership of Pre-Existing Intellectual Property

Each Party and its Affiliates owns and shall continue to own its Pre-Existing Intellectual Property. Intellectual Property licensed by a Third Party to a Party or any of its Affiliates that is owned by such Third Party shall continue to be owned by such Third Party. Nothing contained in the Agreement shall in any way change or affect, implicitly or explicitly, any ownership of any Pre-Existing Intellectual Property or Intellectual Property owned by a Third Party.

14.2.	Ownership and Rights with Respect to New Intellectual Property

To the extent any New Intellectual Property is created, developed, or arises or results from any activities associated with any Services specified in any Purchase Order or any other activities or engagements associated with such Purchase Order, ownership and rights with respect thereto will be specified in the applicable Purchase Order. To the extent any New Intellectual Property is created, developed, or arises or results from any activities or engagements under the Agreement that are not connected to or associated with any Purchase Order, one of the Parties shall identify such Intellectual Property to the other Party, and the Parties shall negotiate in good faith ownership and rights associated therewith. If the Parties cannot reach agreement with respect to such ownership and rights, then:

(a) ownership shall be in accordance with applicable law; and

(b) the non-owning Party is hereby granted:

(i) a personal, non-exclusive, non-transferable (except (A) to an Affiliate of such non-owning Party, or (B) in conjunction with the sale to a third party of all or substantially all of the equity or assets of (1) such non-owning Party, (2) an Affiliate of such non-owning Party, or (3) a business of such non-owning Party or any of its Affiliates to which this license in this Section 14.2(b)(i) applies), sublicensable (but only to the extent necessary to carry out such non-owning Party’s and its Affiliates’ businesses), fully paid-up, perpetual, worldwide license under and to use the portion(s) of such New Intellectual Property that arise or result from, or are based on, any of the Intellectual Property (including the Pre-Existing Intellectual Property) of such non-owning Party or any of its Affiliates to carry out any of their businesses; and

(ii) a personal, non-exclusive, non-transferable, non-sublicensable (except to its Affiliates and Persons operating on behalf of and for such non-owning Party or its Affiliates to the extent such Person is operating on behalf of and for such non-owning Party or its Affiliates), fully paid-up, perpetual, worldwide license under and to use such other portion(s) of New Intellectual Property that are specifically relevant to such non-owning Party’s or any of its Affiliates’ businesses to the extent absolutely necessary for such non-owning Party or any of its Affiliates to carry out their ordinary businesses.

To the extent there is a conflict between this Master Agreement, the Master Services Schedules, and a Purchase Order as it relates to Intellectual Property ownership and rights, the order of precedence shall be the Purchase Order, the Master Services Schedules, and then the rest of this Master Agreement.

14.3.	No Other Rights

Except to the extent specifically provided herein, in the Master Services Schedules, or in a Purchase Order, neither Party nor any of its Affiliates is granted or provided with, or obtains, implicitly or explicitly, any rights (including, without limitation, ownership rights) under, to or with respect to any Intellectual Property of the other Party, any of its Affiliates or any Third Party.

15.	CONFIDENTIALITY AND DATA

15.1.	Confidential Information

NCR and ATMCo each acknowledge that the other Party may possess and may continue to possess Confidential Information, which has commercial value in such other Party’s business and is not in the public domain. For the purposes of this Section 15, neither Party nor any of their respective Agents shall be considered contractors or subcontractors of the other Party.

15.2.	Obligations

NCR and ATMCo will each refrain from misuse, unauthorized access, storage and disclosure, will hold as confidential and will use the same level of care to prevent misuse, unauthorized access by, storage, disclosure, publication, dissemination to and/or use by Third Parties of, the Confidential Information of the other Party as it employs to avoid misuse, unauthorized access, storage, disclosure, publication, dissemination or use of its own information of a similar nature, but in no event less than a reasonable standard of care. Notwithstanding the foregoing confidentiality and similar obligations in this Section 15 (but subject to compliance with applicable Laws), the Parties may disclose to and permit use of the Confidential Information by the ultimate parent company of such Party and its subsidiaries, their respective legal counsel, auditors, contractors and subcontractors where: (a) such disclosure and use is reasonably necessary, and is only made with respect to such portion of the Confidential Information that is reasonably necessary to permit the Parties to perform their obligations or exercise their rights hereunder, for the ultimate parent company of a Party to manage its investment in its subsidiaries (including, without limitation, the Party), or for their respective legal counsel, auditors, contractors and subcontractors to provide the Services to or on behalf of the other Party (or its Affiliates) or for the Party to use the Services or to assist with the management activities of the ultimate parent company of the Party; (b) any such auditors, contractors and subcontractors are bound in writing by obligations of confidentiality, non-disclosure and the other restrictive covenants at least as restrictive and extensive in scope as those set forth in this Section 15; and (c) a Party assumes full responsibility for the acts or omissions of the Persons to which each makes disclosures of the Confidential Information of the other Party no less than if the acts or omissions were those of such Party. Without limiting the generality of the foregoing, neither Party will publicly disclose the terms of the Agreement, except to the extent permitted by this Section 15 and/or to enforce the terms of the Agreement, without the prior written consent of the other Party. Notwithstanding termination or expiration of either Service Agreement, and upon written request of the other Party, the recipient of Confidential Information of such other Party will promptly return or destroy all copies of Confidential Information of such other Party, except (i) the extent required by the recipient to perform its obligations under either Service Agreement and (ii) for electronic copies which recipient may retain in accordance with its standard data retention policies and applicable Law, and which will remain subject to this Section 15. The obligations in this Section 15 for an item of Confidential Information will apply for a period of three years following the date of first disclosure of that item of Confidential Information, except with respect to trade secrets for which the obligations in this Section 15 will apply for so long as they remain trade secrets under applicable Law.

15.3.	Exclusions

Notwithstanding the foregoing, this Section 15 shall not apply to any information which the receiving Party can demonstrate was or is: (a) at the time of disclosure to it, in the public domain; (b) after disclosure to it, published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) without a breach of duty owed to the disclosing Party, is in the possession of the receiving Party at the time of disclosure to it; (d) received after disclosure to it from a Third Party who had a lawful right to and, without a breach of duty owed to the disclosing Party, did disclose such information to it; or (e) independently developed by the receiving Party without breaching this Section 15. Further, either Party may disclose the other Party’s Confidential Information to the extent required (A) by Law to which such Party or any of its Affiliates is subject, or (B) by an order of a court or other Governmental Authority. However, in the event of disclosure pursuant to Law or an order of a court or other Governmental Authority, and subject to compliance with Law, the recipient of such Confidential Information shall give the disclosing Party prompt Notice to permit the disclosing Party an opportunity, if available, to obtain a protective order or otherwise protect the confidentiality of such information, all at the disclosing Party’s cost and expense.

16.	OWNERSHIP AND SECURITY

16.1.	Ownership

All Company Group Confidential Information (including, without limitation, records and reports related to Company Group, the Company Business and the Services) and Personal Information whether in existence at the Effective Date or compiled thereafter in the course of performing the Services, shall be treated by Vendor and Vendor Agents as the exclusive property of Company Group and the furnishing of such Company Group Confidential Information or Personal Information to, or access to such items by, Vendor and/or Vendor Agents shall not grant any express or implied interest in Vendor and/or Vendor Agents relating to such Company Group Confidential Information or Personal Information, and Vendor’s and Vendor Agents’ use of such Company Group Confidential Information or Personal Information shall be limited to such use as is necessary to perform and provide the Services to Company Group. Upon request by Company at any time and from time to time and without regard to the default status of the Parties under the Agreement, Vendor and/or Vendor Agents shall promptly and securely deliver to Company the Company Group Confidential Information (including, without limitation, all data, records and related reports regarding Company Group, the Company Business and the Services) and/or Personal Information in secured electronic format and in such hard copy as exists on the date of the request by Company.

16.2.	Security Requirements

The Security Requirements in effect as of the Effective Date are set forth in the attached Data Processing Addendum. Vendor shall comply, and will ensure that Vendor Agents comply, with the Security Requirements.

17.	TERMINATION

17.1.	Termination by Company

Company (i) may terminate a Purchase Order in whole or in part as set forth in such Purchase Order or pursuant to Sections 17.1(a) through 17.1(f) below, and (ii) may terminate the Service Agreement in whole or, in the case of termination pursuant to Sections 17.1(a), 17.1(b), 17.1(d), or 17.1(e) in part (by Service, Purchase Order or jurisdiction) or, in lieu of termination, suspend in whole or in part the Service Agreement, as follows:

(a)	Material Breach

Upon Notice of termination, effective as of the termination date specified in such Notice of termination, if Vendor materially breaches the Service Agreement or its obligations in a Purchase Order: (i) and does not cure such breach within 30 days of Company’s Notice of material breach; or (ii) in a manner that is not capable of being cured within 30 days. For clarity (and without limitation), a Vendor breach of the Service Agreement that gives rise to a Security Incident is a material breach of the Service Agreement by Vendor.

(b)	Persistent Breach

Upon Notice of termination, effective as of the termination date specified in such Notice of termination, if Vendor commits numerous breaches of the Service Agreement or a Purchase Order, which in the aggregate are material, and fails to cure such breaches within 30 days of Company’s Notice by delivery of a plan of remediation acceptable to Company in its sole discretion, or fails to comply with any such Company approved plan of remediation in any material respect.

(c)	Insolvency

Upon Notice of termination, effective as of the termination date specified in such Notice of termination, if Vendor or any Vendor Agent performing a material portion of the Services, becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States of America or any similar laws of the United States of America or any state of the United States of America, or any other country, or transfers all or substantially all of its assets to another person or entity.

(d)	Force Majeure Failure

Upon Notice of termination, effective as of the termination date specified in such Notice of termination, if any Force Majeure Event lasting longer than ten (10) consecutive business days substantially prevents, hinders or delays Vendor’s performance of any of the Services.

(e)	Master Services Schedules

As and to the extent set forth in the Master Services Schedules.

(f)	Termination of Purchase Orders

Upon Notice of termination, effective as of the termination date specified in such Notice of termination, Company may terminate all or a portion of a Purchase Order if the Customer Agreement to which such Purchase Order, or the applicable portion of such Purchase Order, applies terminates or expires. For clarity, the termination right in this Section 17.1(f) applies solely to Purchase Orders.

17.2.	Termination by Vendor

Vendor may terminate the Service Agreement for cause upon Notice of termination if (i) Company does not pay undisputed Charges thereunder by the specified due date, (ii) the total of all such overdue undisputed Charges exceeds three times the average monthly Charges under the Service Agreement, and (iii) Company fails to cure such default within sixty (60) days of Vendor’s Notice of nonpayment default.

17.3.	No Other Vendor Termination Rights

Except as set forth in the Master Services Schedules, Section 17.2 contains the sole and exclusive rights of Vendor to terminate the Service Agreement or any Services. NCR hereby acknowledges and agrees that any breach by ATMCo of the ATMCo Service Agreement (whether material or otherwise) does not give rise to any right (legal or equitable) to terminate or not perform the NCR Service Agreement. ATMCo hereby acknowledges and agrees that any breach by NCR of the NCR Service Agreement (whether material or otherwise) does not give rise to any right (legal or equitable) to terminate or not perform the ATMCo Service Agreement.

17.4.	No Termination Fees

In no event shall Company be responsible for the payment of any termination charge, winddown expense, or any additional fee, payment or penalty of any type in connection with any termination of a Service Agreement or Service, except and to the extent provided in the Master Services Schedules.

17.5.	Termination Assistance Services

The Parties agree that, upon Company’s request(s), Vendor will cooperate with Company Group to assist in, and provide reasonable assistance in connection with, the orderly transfer of the services, functions, responsibilities, tasks and operations comprising the Services under the Service Agreement to Company Group or a Successor Provider in connection with the expiration or earlier termination of the Service Agreement or any portion of the Services for any reason, however described. The Services include Termination Assistance Services and the Termination Assistance Services shall include: (i) providing Company Group and their respective agents, contractors and consultants, as necessary, with the services described as “Termination Assistance Services” in the Master Services Schedules (if any) and such other portions of the Services as Company may request; and (ii) providing Company Group and Third Parties participating in the transition activities, with reasonable access to the business processes, materials, equipment, software and other resources (including, without limitation, human resources) used by Vendor to deliver the Services, as reasonably necessary to support the transition of the relevant Services from Vendor to performance by Company Group or one or more Successor Providers of functions to replace such Services; provided, however, that such Successor Providers and other Third Parties comply with Vendor’s reasonable security and confidentiality requirements including, without limitation, execution of a confidentiality agreement consistent with the terms hereof. The Service Agreement Term shall be deemed not to have expired or terminated until the Termination Assistance Services thereunder are completed. The Termination Assistance Period may be extended by Company after the expiration or initially specified termination date; provided, however, in no event shall the total Termination Assistance Period extend for more than six (6) months after the initially specified effective date of termination or three (3) months after the effective date of expiration, as appropriate, of the applicable Service or Service Agreement. Any such Termination Assistance Period shall be on the terms, conditions and pricing in effect at the time of the commencement of such extension.

17.6.	Other Rights Upon Termination

At the expiration or earlier termination, in whole or in part, of the Service Agreement for any reason, however described, Vendor agrees in each such instance, as applicable, that, unless otherwise set forth in the Master Services Schedules:

(a)	Equipment

Upon Company’s request, Vendor agrees to sell to Company or its designee for the fair market value thereof, the Vendor Equipment owned by Vendor then currently being used by Vendor solely to perform the terminated or expiring Services. In the case of such Vendor Equipment that Vendor is leasing, Vendor agrees to permit Company or its designee to either buy-out the lease on the Vendor Equipment and purchase the Vendor Equipment from the lessor or assume the lease(s) provided Company secures the release of Vendor therefrom. Company shall be responsible for any sales, use or similar taxes associated with such purchase of such Vendor Equipment or the assumption of such leases.

(b)	Software

Upon Company’s request, Vendor agrees to permit Company or its designee to assume licenses to Third Party Software then currently being used by Vendor solely to perform the terminated or expiring Services provided Company secures the release of Vendor therefrom.

(c)	Other Vendor Agreements with Third Parties

Upon Company’s request, Vendor will transfer or assign to Company or its designee, on mutually acceptable terms and conditions, any Third Party agreements that Vendor holds with Vendor Agents for services provided solely to Company Group.

17.7.	Effect of Termination/Survival of Selected Provisions

(a)	Survival

Notwithstanding the expiration or earlier termination of the Services, the Agreement or a Service Agreement for any reason however described, the following Sections of the Agreement shall survive any such expiration or termination: Sections 2.3, 8, 14, 15, 16, 17.5, 17.6, 17.7, 18, 19, 21 and 22. Upon termination or expiration of a Service Agreement, all rights and obligations of the Parties thereunder shall expire, except those rights and obligations under those Sections specifically designated to survive in this Section 17.7(a).

(b)	Claims

Except as specifically set forth in the Agreement, all claims by any Party or express Third Party beneficiary (as set forth in Section 22.8) accruing prior to the expiration or termination date shall survive the expiration or earlier termination of the Agreement.

(c)	Purchase Orders

Except as otherwise set forth in the Master Services Schedules or any Purchase Order, upon final termination or expiration of the Service Agreement, in whole or in part, any outstanding Purchase Orders for the terminated Services shall continue to be governed by the Service Agreement, shall remain in full force and effect, and the obligation of Vendor to provide Services covered by such Purchase Orders shall continue until the expiration or termination of such Purchase Orders in accordance with their terms and conditions.

18.	LIABILITY

18.1.	Liability Limitations

(a)	Direct Damages

NEITHER PARTY WILL BE LIABLE TO THE OTHER, WHETHER IN AN ACTION IN CONTRACT, TORT, PRODUCT LIABILITY, STRICT LIABILITY, STATUTE, LAW, EQUITY, OR OTHERWISE ARISING UNDER OR RELATED TO A SERVICE AGREEMENT FOR: (A) INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES; (B) LOSS OF PROFITS OR REVENUE (OTHER THAN IN AN ACTION BY VENDOR TO RECOVER PAYMENT OF A PRICE OWED); OR (C) LOSS OF REPUTATION, GOODWILL, TIME, OPPORTUNITY, OR ACCESS TO DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES, EXCEPT AS PROVIDED IN SECTION 18.2 OR AS OTHERWISE SPECIFICALLY PROVIDED FOR IN THE SERVICE AGREEMENT. As used in this Section 18, “Party” includes a Party to this Master Agreement and its Affiliates, employees, agents, contractors, and suppliers when acting in that capacity with respect to a Service Agreement (including, without limitation, any Purchase Order under a Service Agreement or any Adoption Agreement), and any Persons claiming by or through a Party to this Master Agreement.

(b)	Damages Cap

EXCEPT AS PROVIDED IN SECTION 18.2(a)(ii), NEITHER PARTY WILL BE LIABLE TO THE OTHER, REGARDLESS OF THE FORMS OF ACTION THAT IMPOSE LIABILITY, FOR ANY AMOUNTS UNDER A SERVICE AGREEMENT GREATER THAN THE CHARGES PAID AND PAYABLE BY COMPANY UNDER THE SERVICE AGREEMENT FOR THE TWELVE (12) CONSECUTIVE MONTH PERIOD IMMEDIATELY PRECEDING THE DATE OF OCCURRENCE OF THE APPLICABLE EVENT, ACT OR OMISSION GIVING RISE TO THE LAST SUCH CLAIM (the “Direct Damages Cap”).

18.2.	Exclusions

(a)	Exceptions to Limitation of Liability

(i)	The limitation on the types and amounts of damages set forth in Section 18.1 shall not apply with respect to Losses covered under the Party’s indemnification obligations pursuant to Section 19.1(a).

(ii)	The limitation on the amounts of damages set forth in Section 18.1(b) shall not apply with respect to:

(1)	Damages arising from a violation of the provisions of Section 15;

(2)	Damages occasioned by the fraud, willful misconduct or gross negligence of (1) Vendor, Vendor Agent or Vendor Personnel, or (2) Company or any employee or other representative of Company;

(3)

Damages occasioned by Vendor’s refusal to provide Services or Termination Assistance Services. For purposes of this provision, “refusal” means the intentional cessation by Vendor, in a manner impermissible under the Agreement, of the performance of all or a material portion of the Services or Termination Assistance Services then required to be provided by Vendor under the Agreement;

(4)

Losses covered by Vendor’s indemnification obligations pursuant to Section 19.1(b)(v); provided, however, that Vendor shall not be liable pursuant to Section 19.1(b)(v) for amounts greater than 200% of the Direct Damages Cap (calculated based on the date of occurrence of the applicable event, act or omission giving rise to a claim under Section 19.1(b)(v)); and/or.

(5)	Losses covered by Vendor’s and Company’s respective indemnification obligations pursuant to Sections 19.1(b) (excluding Section 19.1(b)(v)) and 19.2.

(b)	Duty To Mitigate

Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other Party pursuant to a Service Agreement by taking appropriate and commercially reasonable actions to reduce or limit the amount of such damages.

(c)	All Available Remedies

At its option, Company may seek all remedies available to it under law and in equity, including, without limitation, injunctive relief in the form of specific performance, to enforce the Agreement, subject to the limitations and provisions specified in this Section 18.

(d)	Company Injunctive Relief

Vendor acknowledges that its refusal or failure to provide all or any of the Services or comply with the Service Agreement, or its abandonment of the Service Agreement, or its threat of either of the foregoing (including, without limitation, any violation of Section 15) may each cause irreparable harm, the amount of which would be impossible to estimate, thus making any remedy at law or in damages inadequate. Vendor therefore agrees that Company shall have the right to apply to any court of competent jurisdiction for and be granted an injunction compelling specific performance by Vendor of its obligations under the Service Agreement without the necessity of Notice, or the posting of any bond or other security, and Vendor shall not request the posting of any such bond or other security. This right shall be in addition to any other remedy available under the Agreement, at law or in equity (including, without limitation, the right to recover damages).

19.	INDEMNITIES

19.1.	Indemnity by Vendor

(a)	IP Claims

(i)

Vendor will: (A) at its expense defend any Company Indemnitee against any IP Claim; and (B) indemnify such Company Indemnitee by paying the damages, costs, and attorneys’ fees with respect to the IP Claim that are either awarded against such Company Indemnitee in a final, non-appealable court judgment, or required to be paid by such Company Indemnitee in a settlement of the IP Claim that Vendor has agreed to in writing.

(ii)

The obligations of the Vendor set forth in this Section 19.1(a) will not apply to an IP Claim if the alleged infringement or misappropriation is based on, caused by, or results from: (A) Vendor’s compliance with any of Company’s designs, specifications, or instructions; (B) modification of the item of Vendor Material other than by Vendor; (C) use of the item of Vendor Material other than as provided by or in violation of this Master Agreement; (D) use of other than the latest version of the item of Vendor Material that Vendor has made available or provided to Company subsequent to a reasonable period of time to do so after such availability or provision thereof; or (E) combination or use of the item of Vendor Material with any material (including, without limitation, product or service, if and as applicable) not provided by Vendor.

(iii)

If an intellectual property infringement or misappropriation allegation is brought or threatened against an item of Vendor Material, or Vendor believes that such an allegation may be brought or threatened, Vendor may: (A) obtain a license for the item of Vendor Material; (B) modify the item of Vendor Material; or (C) replace the item of Vendor Material with substantially similar material (including, without limitation, product or service, if and as applicable). If Vendor in its discretion determines that none of the foregoing is available on a reasonable basis, then if the item of Vendor Material is a Service, Vendor may upon notice cease providing the Service and refund the unused portion of any prepaid fee for the Service, or if the item of Vendor Material is not a Service, upon notice from Vendor the Company (or the Company Indemnitee, if and as applicable) will promptly return the item of Vendor Material to Vendor, and Vendor will refund the price paid to Vendor by the Company (or the Company Indemnitee, if and as applicable) for the item of Vendor Material, less depreciation on a five-year straight-line basis.

(iv)

THIS SECTION 19.1(a) SETS FORTH VENDOR’S ENTIRE OBLIGATIONS, AND COMPANY INDEMNITEES’ EXCLUSIVE REMEDIES, WITH RESPECT TO THIRD PARTY INTELLECTUAL PROPERTY INFRINGEMENT OR MISAPPROPRIATION, INCLUDING WITHOUT LIMITATION ANY IP CLAIM.

(b)	Other Vendor Indemnification

Vendor will indemnify and hold harmless Company Indemnitees on written demand, from and against any and all Losses incurred by any of them related to, arising out of or in connection with, and defend the Company Indemnitees against, the following:

(i)	Vendor Personnel Personal Injury Claims

All claims by Vendor Personnel for death, bodily injury or illness, except to the extent caused by Company Group’s gross negligence or willful misconduct.

(ii)	Personal Injury; Property Claims

All Third Party claims arising from or in connection with: (i) the death or bodily injury of any agent, employee, customer, business invitee, business visitor or other Person caused by the negligence or other tortious conduct of Vendor (or Vendor Agents), or the failure of Vendor (or Vendor Agents) to comply with its obligations under the Agreement; and (ii) the damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of Vendor (or Vendor Agents), or the failure of Vendor (or Vendor Agents) to comply with its obligations under the Agreement.

(iii)	Gross Negligence, Theft and Fraud Claims

All Third Party claims arising from fraud, theft, criminal acts and bad faith committed by, or the gross negligence or intentional misconduct of, Vendor or Vendor Agents or Vendor Personnel.

(iv)	Tax Claims

All claims of Taxing Authorities for Vendor’s Tax liabilities arising from Vendor’s provision of Services, as set forth in Section 8.3.

(v)	Security Incident Claims

All Third Party claims arising out of or in connection with any Security Incident arising due to Vendor’s acts or omissions other than in accordance with the terms of the Agreement, or Vendor’s failure to comply with the Security Requirements.

(vi)	Confidentiality Breach Claims

All Third Party claims arising out of or in connection with Vendor’s breach of Section 15.

19.2.	Indemnity by Company.

Company will indemnify and hold harmless Vendor Indemnitees, upon written demand, from and against any and all Losses incurred by any of them related to, arising out of or with respect to the Service Agreement, and shall defend the Vendor Indemnitees against:

(a)	Gross Negligence, Theft and Fraud Claims

All Third Party claims arising from fraud, theft, criminal acts and bad faith committed by, or the gross negligence or intentional misconduct of, Company Group or employees of Company Group.

(b)	Tax Claims

All claims of Taxing Authorities for Company’s tax liabilities, if any, as set forth in Section 8.3.

19.3.	Indemnification Procedures

The indemnifying Party’s obligations for a claim pursuant to this Section 19 are subject to the indemnified party: (a) providing the indemnifying Party prompt written notice that the claim has been threatened or brought, whichever is sooner (the “Claim Notice”); (b) providing the indemnifying Party sole control of the defense and any appeal or settlement (at the indemnifying Party’s discretion) of the claim (collectively, “Defense or Settlement”); (c) cooperating with the indemnifying Party with respect to the Defense or Settlement; (d) providing the indemnifying Party with requested documentation and information relevant to the claim or the Defense or Settlement; and (e) complying with all court orders. If the indemnified party’s delay in providing the Claim Notice causes detriment to the indemnifying Party with respect to the Defense or Settlement, the obligations set forth in Section 19 will not apply to the claim to the extent of such detriment. Notwithstanding any other provision of the Agreement, the indemnifying Party is not responsible for any fees (including, without limitation, attorneys’ fees), expenses, costs, judgments, or awards that are incurred prior to its receipt of the Claim Notice. The indemnifying Party will have the sole right to select counsel. The indemnified party may, at its sole expense, engage additional counsel of its choosing for purposes of conferring with the indemnifying Party’s counsel.

20.	INSURANCE AND RISK OF LOSS

20.1.	Vendor Insurance

At its expense, Vendor will maintain during the Service Agreement Term the types of insurance coverage stated below, on standard policy forms and with insurance companies with at least an A.M. Best Rating of A- VII authorized to do business in the jurisdictions where the Services will be provided. At Company’s request, Vendor will deliver to Company certificates of insurance evidencing the coverage specified in this Section; such certificates will contain a 30-day prior notice of cancellation provision. Vendor is solely responsible for any deductible or self-insurance retentions. Vendor’s insurance coverage will be primary, and any other valid insurance existing will be in excess of such primary insurance policies. The required insurance coverage and minimum limits stated in this Section will not be construed as a limitation or waiver of any potential liability or satisfaction of any indemnification obligation. The minimum limits stated below may be met through any combination of primary limits and excess/umbrella limits. Vendor will waive its rights, and cause its insurers to waive their rights, of subrogation against Company.

a. Workers’ Compensation as prescribed by local law, and Employers Liability with minimum limit $1,000,000 per accident or illness/per employee.

b. Business Automobile Liability covering all vehicles that Vendor owns, hires or leases with minimum limit $1,000,000 (combined single limit for bodily injury and property damage) for each accident.

c. Commercial General Liability (including contractual liability, products liability, completed operations, property damage, and bodily injury and death) with minimum limit $5,000,000 per occurrence and annual aggregate. This policy will name Company as an additional insured for the Service Agreement.

d. Technology Professional Liability Errors & Omissions (including Cyber Risk/Computer Security & Privacy Liability) with minimum limit $10,000,000 per occurrence and annual aggregate.

e. Excess Liability/Umbrella, providing broad-form coverage over all primary limits stated above, with minimum limit $10,000,000 per occurrence and annual aggregate.

21.	GOVERNING LAW; DISPUTE RESOLUTION

21.1.	Governing Law

All rights and obligations of the Parties relating to the Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice-of-law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any other jurisdiction.

21.2.	Disputes in General

The Parties will resolve all Disputes in accordance with the procedures described in the Dispute Resolution Procedures Schedule.

22.	GENERAL

22.1.	Relationship of Parties

(a)	No Joint Venture

The Agreement shall not be construed as constituting either Party as partner, joint venture or fiduciary of the other Party or to create any other form of legal association that would impose liability upon one Party for the act or failure to act of the other Party, or as providing either Party with the right, power or authority (express or implied) to create any duty or obligation of the other Party.

(b)	Publicity

Each Party will submit to the other Party all advertising, written sales promotion, press releases and other publicity matters relating to the Agreement in which the other Party’s name or marks are mentioned or language from which the connection of such name or marks may be inferred or implied, and will not publish or use such advertising, sales promotion, press releases, or publicity matters without prior written approval of the other Party, which may be withheld in its sole discretion.

22.2.	Entire Agreement, Updates, Amendments and Modifications

The Agreement constitutes the entire agreement of the Parties with regard to the Services and matters addressed herein, and all prior agreements, letters, proposals, discussions and other documents regarding the Services and the matters addressed in the Agreement are superseded and merged into the Agreement, excluding (for the avoidance of doubt) the SDA, the Ancillary Agreements and the Transfer Documents. Each Party acknowledges that it is entering into the Agreement solely on the basis of the agreements, covenants, representations and warranties contained herein, and that it has not relied upon any representations, warranties, promises, or inducements of any kind, whether oral or written, and from any source. Updates, amendments, corrections and modifications to the Agreement, and waivers of its terms, may not be made orally, but shall only be made by a written document signed by both Parties. Any terms and conditions varying from the Agreement on any order or written notification from either Party shall not be effective or binding on the other Party.

22.3.	Waiver

No waiver of any breach of any provision of the Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof.

22.4.	Severability

If any provision of the Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and such provision shall be deemed to be restated to reflect the Parties’ original intentions as nearly as possible in accordance with applicable Law(s).

22.5.	Counterparts

This Master Agreement may be executed in counterparts. Each such counterpart shall be an original and together shall constitute but one and the same document. The Parties agree that a PDF, photographic or facsimile copy of the signature evidencing a Party’s execution of this Master Agreement shall be effective as an original signature and may be used in lieu of the original for any purpose.

22.6.	Binding Nature and Assignment

The Agreement will be binding on the Parties and their respective successors and permitted assigns. Except as provided in this Section 22.6, neither Party may, or will have the power to, assign the Agreement (or any rights, benefits or obligations hereunder, including, without limitation, the right to receive payments hereunder) by operation of law or otherwise without the prior written consent of the other, except that Company may assign its rights and delegate its duties and obligations under the Service Agreement (i) to an Affiliate or (ii) as a whole as part of the sale or transfer of all or substantially all of its assets and business, including by merger or consolidation with a Person that assumes and has the ability to perform Company’s duties and obligations under the Service Agreement, without the approval of Vendor. Any attempted assignment that does not comply with the terms of this Section 22.6 shall be null and void.

22.7.	Notices

(a)	Form

Except as otherwise set forth in [the Agreement], each Notice must be transmitted, delivered, or sent by:

(i)	Personal delivery;

(ii)	Courier or messenger service, either overnight or same-day;

(iii)	Certified United States mail, with postage prepaid and return receipt requested; or

(iv)	By electronic mail with confirmed receipt.

(b)	Addresses

(i)

The Parties shall transmit, deliver, or send Notices to the other Party at the address for that Party set forth below (or in the case of electronic mail, the addressee Party’s electronic mail address), or at such other address as the recipient has designated by Notice to the other Party in accordance with this Section 22.7.

(ii)	Notices shall be given to:

  If to NCR:

Title:
Business Name:
Street Address:
City, State Zip:
Phone:
E-Mail Address:

With a copy to:

Title:
Business Name:
Street Address:
City, State Zip:
Phone:
E-Mail Address:

If to ATMCo:

Title:
Business Name:
Street Address:
City, State Zip:
Phone:
E-Mail Address:

(c)	Effectiveness

(i)	Each Notice transmitted, delivered, or sent:

(1)

In person, by courier or messenger service, or by certified United States mail (postage prepaid and return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt or the equivalent record of the courier or messenger being deemed conclusive evidence of delivery or refusal); or

(2)	By electronic mail shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of the electronic receipt being deemed conclusive evidence of such receipt).

(ii)

Nevertheless, if the date of delivery is not a Business Day, or if the delivery is after 5:00 p.m., local time in Atlanta, Georgia, on a Business Day, the communication shall be deemed given, received, and effective on the next Business Day.

(iii)

Either Party from time to time may change its address or designee for notification purposes by giving the other Party Notice of the new address or designee with 10 days prior Notice of the effective date of such change.

(iv)	Whenever a period of time is stated for Notice, such period of time is the minimum period and nothing in this Section 22.7 or the Agreement shall be construed as prohibiting a greater period of time.

22.8.	No Third Party Beneficiaries

The Parties do not intend, nor will any Section hereof be interpreted, to create for any Third Party beneficiary rights with respect to either of the Parties, except that each of the other members of Company Group shall be a Third Party beneficiary under the Agreement, and the Third Parties identified in Section 19 will have the rights and benefits described in that Article.

22.9.	Rules of Construction

Interpretation of the Agreement shall be governed by the following rules of construction: (i) provisions shall apply, when appropriate, to successive events and transactions; (ii) the headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement; and (iii) the Agreement was drafted with the joint participation of both Parties and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning hereof. In the event of any apparent conflicts or inconsistencies between the provisions of this Master Agreement, the Schedules, the Purchase Orders or other attachments to the Agreement, such provisions shall be interpreted so as to make them consistent to the extent possible, and if such is not possible, the provisions of Section 2.2 shall control.

22.10.	Further Assurances

During the Service Agreement Term and at all times thereafter, each Party shall provide to the other Party, at its request, reasonable cooperation and assistance (including, without limitation, the execution and delivery of affidavits, declarations, oaths, assignments, samples, specimens, certificates and any other documentation) as necessary to effect the terms of the Agreement.

22.11.	Expenses

Each Party shall be responsible for the costs and expenses associated with the preparation or completion of the Agreement and the transactions contemplated hereby except as specifically set forth in the Agreement.

22.12.	References to Sections and Schedules

Unless otherwise specified herein, all references in Section, or Schedule shall be deemed to be references to the corresponding Section or Schedule of the main body of the Master Agreement.

IN WITNESS WHEREOF, the Parties have caused this Master Agreement to be duly executed by their respective authorized representatives as of the date first written above.

NCR:	NCR [REMAINCO] CORPORATION

By:

Name & Title

ATM CO:	[•]

By:

Name & Title

DEFINITIONS SCHEDULE

This is the DEFINITIONS SCHEDULE to that certain Master Services Agreement, dated as of ______________, 2023, between NCR [RemainCo] Corporation, a Maryland corporation, and [•], a [Maryland] corporation (“ATMCo”).

The following terms used in the Agreement shall have the meanings indicated:

Adoption Agreement has the meaning set forth in Section 2.1(b).

Affiliate has the meaning given to such term in the SDA.

Agreement has the meaning set forth in Section 2.1(a) of the Master Agreement.

Ancillary Agreements has the meaning given to such term in the SDA.

Assignment Notice has the meaning set forth in Section 4.7(c) of the Master Agreement.

ATMCo means [•], a [Maryland] corporation.

ATMCo CIC Notice has the meaning set forth in Section 2.4(b) of the Master Agreement.

ATMCo Service Agreement has the meaning set forth in Section 2.3 of the Master Agreement.

Audit means collectively and individually, Financial Audits and Third Party Audits.

Business Days means each Monday through Friday, other than national holidays recognized by either Party. Unless specifically identified as a Business Day, the term “day” shall mean calendar day.

Change of Control means, with respect to a particular Person (“Target”), one or more Persons that are not (individually or collectively) Affiliates of the Target, acting in concert, acquiring control (as defined in the definition of Affiliate) of the Target after the Effective Date. Notwithstanding the foregoing, entrance into a management agreement where the power to direct or cause the direction of the management and policies of an entity is provided for in the terms of such contract shall not (by itself) be deemed to be control, controlling or controlled for the purposes of causing a Change of Control.

Charges means the fees and other charges for the Services as set forth in the Pricing Schedule.

Claim Notice has the meaning set forth in Section 19.3 of the Master Agreement.

Company has the meaning set forth in the Recitals.

Company Auditors means internal and external auditors, inspectors and other representatives that Company may designate from time to time.

Company Business means the businesses engaged in by Company Group.

Company Contract Manager has the meaning set forth in Section 11.3 of the Master Agreement.

Company Customer means a customer of Company Group.

Company Export Materials has the meaning set forth in Section 9.4(a)(iii) of the Master Agreement.

Company Facilities means, individually and collectively, the facilities owned, leased or used by Company Group.

Company Group means individually and collectively (i) Company and any existing and future Affiliates of Company; and/or (ii) Divested Business.

Company Indemnitees means Company Group, its and their Affiliates, and the respective current, future and former officers, directors, employees, agents, successors and assigns of each of the foregoing.

Company Policies has the meaning set forth in the Section 4.5 of the Master Agreement.

Company Systems means the computer hardware, software, data networks and systems used or operated by or on behalf of Company Group for its information technology requirements, not including Vendor Equipment or Vendor Software.

Company Taxes means sales, use, value-added, and/or other similar type taxes assessed or imposed by foreign, federal, state or local Laws on Company Group’s receipt and use of the Services provided by Vendor under the Service Agreement.

Confidential Information means any and all proprietary information disclosed by the disclosing Party to receiving Party and related to the disclosing Party, the Agreement, or the Services. In addition, business plans, pricing information, software in human-readable form, and any other information that, by its nature or on its face, reasonably should be understood by the receiving Party to be confidential will be considered Confidential Information whether or not it is so marked. Otherwise, Confidential Information disclosed in documents or other tangible form must be clearly marked as confidential at the time of disclosure, and Confidential Information disclosed in oral or other intangible form must be identified as confidential at the time of disclosure.

Contract has the meaning given to such term in the SDA.

Control (including with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by trust, management agreement, contract or otherwise.

Customer Agreement means any Contract between Company and a Company Customer (i) entered into on or prior to the Effective Date or (ii) as otherwise agreed in writing by Company and Vendor.

Data Protection Laws has the meaning given to such term in the SDA. For the avoidance of doubt, Data Protection Laws are applicable with respect to any receipt of, access to, or Processing of Personal Information, whether intentionally or unintentionally.

Defense or Settlement has the meaning set forth in Section 19.3 of the Master Agreement.

Direct Damages Cap has the meaning set forth in Section 18.1(b) of the Master Agreement.

Dispute means any dispute, controversy or claim, including situations or circumstances in which the Parties are required to mutually agree on additions, deletions or changes to terms, conditions or Charges, arising out of, or relating to, the Agreement.

Dispute Resolution Procedures means the process for resolving Disputes set forth in Section 21 of the Master Agreement and the Dispute Resolution Procedures Schedule.

Divested Business has the meaning set forth in Section 2.4(c) of the Master Agreement.

Divestiture Period has the meaning set forth in Section 2.4(c) of the Master Agreement

Effective Date means the date of the execution of the Master Agreement by the Parties thereto as set forth in the first paragraph of the Master Agreement.

Equipment means machines, hardware, equipment, materials and other related components used or necessary to provide the Services.

Extension Term has the meaning set forth in Section 3.1 of the Master Agreement.

FCPA has the meaning set forth in Section 10.1(b)(i) of the Master Agreement.

Federal Crime Bill means the Violent Crime Control and Law Enforcement Act of 1994, as it may be amended from time to time.

Felony has the meaning set forth in Section 12.1(b) of the Master Agreement.

Financial Audits has the meaning set forth in Section 13(b) of the Master Agreement.

Force Majeure Event means an event(s) meeting both of the following criteria:

A.

Caused by any of the following: (w) catastrophic weather conditions or other extraordinary elements of nature or acts of God (other than localized fire, hurricane, typhoon, cyclone, tornado, flood or other localized catastrophic weather conditions or extraordinary elements of nature or acts of God); (x) acts of war, acts of terrorism, insurrection, riots, civil disorders or rebellion; (y) pandemic, epidemic, quarantines or embargoes (not including the COVID-19 pandemic/epidemic and related quarantines and embargos); or (z) compliance with any Law adopted to address any of the other foregoing Force Majeure Events; provided, however, that the Parties expressly acknowledge and agree that Force Majeure Events do not include: (i) vandalism, (ii) any Law (except as set forth above), (iii) Vendor’s inability to obtain hardware, software, equipment or services, on its own behalf or on behalf of Company, or its inability to obtain or retain sufficient qualified personnel, except to the extent such inability to obtain hardware, software, equipment or services or retain qualified personnel results directly from the causes outlined in (w) through (z) above, (iv) any failure to perform caused solely as a result of a Party’s lack of funds or financial ability or capacity to carry on business; or (v) cybercrime, cyber-terrorism or other cyber security events; and

B.

The non-performing Party is without fault in causing or failing to prevent the occurrence of such event, and such occurrence could not have been circumvented by reasonable precautions and could not have been prevented or circumvented through the use of commercially reasonable alternative sources, workaround plans or other means.

Notwithstanding the foregoing, a strike, lockout or similar labor dispute between Vendor and Vendor Personnel (and not of a regional or broader dispute) shall be deemed to be within Vendor’s reasonable control and not a Force Majeure Event.

Governmental Authority has the meaning given to such term in the SDA.

Initial Term has the meaning set forth in Section 3.1 of the Master Agreement.

Intellectual Property has the meaning given to such term in the SDA.

IP Claim means a suit brought against Company by a Third Party to the extent the suit alleges that Company’s use of an item of Vendor Material infringes a patent, copyright, or other intellectual property right of the Third Party.

Law has the meaning given to such term in the SDA. For the avoidance of doubt, Laws include Data Protection Laws.

Losses means damages, costs, and attorneys’ fees that are awarded against the indemnified party pursuant to Section 19 of the Master Agreement in a final, non-appealable court judgment for the relevant claim, or required to be paid by the indemnified party or on its behalf in a settlement of the relevant claim that the indemnifying Party has agreed to in writing.

Malware means computer software, code or instructions that: (a) adversely affect the operation, security, availability or integrity of a computing, telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security, availability or integrity; (b) without functional purpose, self-replicate without manual intervention; (c) purport to perform a useful function but which actually perform either a destructive, harmful or unauthorized function, or perform no useful function and utilize substantial computer, telecommunications or memory resources; or (d) without authorization collect and/or transmit to Third Parties any information or data; including such software, code or instructions commonly known as viruses, Trojans, logic bombs, worms and spyware.

Master Agreement means this Master Services Agreement, along with the attached Schedules referenced herein and incorporated herein by reference.

NCR means NCR [RemainCo] Corporation, a Maryland corporation.

NCR CIC Notice has the meaning set forth in Section 2.4(a) of the Master Agreement.

NCR Service Agreement has the meaning set forth in Section 2.3 of the Master Agreement.

New Intellectual Property means any Intellectual Property newly discovered, created, or developed, and arising or resulting from any activities under the Agreement (including, without limitation, any Purchase Order).

New Service Request has the meaning set forth in Section 4.2(a) of the Master Agreement.

New Services means (i) providing Services in connection with any Contract between Company and a Company Customer that is not a Customer Agreement, and (ii) any other new services or significant changes to existing Services requested by Company: (a) that impose materially different obligations on Vendor, (b) that require materially different levels of effort, resources or expense from Vendor, or (c) for which there is no current charging methodology. For clarity, Services provided pursuant to any Purchase Order for Services within the then-current definition of “Services” are not New Services.

Notice means a prior written notice, request, response, demand, claim, or other communication required or permitted under the Agreement and complying with Section 22.7 of the Master Agreement. Notify has the correlative meaning.

Operational Audits means any audit of Vendor, Vendor Agents and/or their respective facilities to evaluate any of the Services, Vendor, Vendor Agents and their respective facilities.

Party or Parties means NCR and/or ATMCo, individually or collectively, as the case may be.

Performance Reports has the meaning set forth in Section 4.4(b) of the Master Agreement.

Permitted Client Executive Reassignment Exception has the meaning set forth in Section 11.2(b) of the Master Agreement.

Person has the meaning given to such term in the SDA.

Personal Information means information relating to an identified or identifiable natural person to the extent treated as such under applicable Law, provided to Vendor or Vendor Agents by or on behalf of Company Group or otherwise collected or obtained by Vendor or Vendor Agents in connection with the Services.

Pre-Existing Intellectual Property means any and all Intellectual Property (i) existing as of the Effective Date or arising or resulting from such Intellectual Property, or (ii) arising or resulting from any creations or developments outside the scope of the Agreement.

Prior Vendor Contracts means Customer Agreements (i) for products and/or services that, immediately after the Effective Date and the transactions contemplated pursuant to the SDA, are offered and sold directly by Vendor and its Affiliates as part of its core, global businesses, but (ii) were allocated to Company and its Affiliates as part of the transactions contemplated pursuant to the SDA.

Process, or Processing has the meaning set forth in the Data Protection Laws as it relates to Personal Information.

Purchase Order means a mutually agreed purchase order document, that at a minimum includes the description and jurisdiction of the Services.

Reports has the meaning set forth in Section 4.8 of the Master Agreement.

Schedule means an attachment to the Master Agreement as such attachment may be amended from time to time.

SDA has the meaning set forth in the Recitals.

Security Incident has the meaning set forth in the DPA.

Security Requirements means the Company’s requirements for (i) compliance with Data Protection Laws, (ii) Processing and other treatment of Personal Information, and (iii) administrative, technical and physical control measures applicable to Vendor’s delivery of the Services and Company’s requirements for physical security, all as more particularly set forth in the Data Processing Addendum.

Separation has the meaning given to such term in the SDA.

Service Agreement has the meaning set forth in Section 2.3 of the Master Agreement.

Service Agreement Term has the meaning set forth in Section 3.1 of the Master Agreement, and includes any Termination Assistance Period.

Service Levels means any and all service levels, critical or key performance indicators, and other metric based performance measures in any Customer Agreement.

Services means the services, functions, responsibilities, activities, tasks and projects: (i) to be performed by Vendor pursuant to the Service Agreement (which are more particularly described in the Master Services Schedules), as they may evolve and be supplemented and enhanced during the Service Agreement Term, in each case to the extent provided pursuant to a Purchase Order signed by Company and Vendor; or (ii) that are an inherent, necessary, or customary part of, or are reasonably necessary for the proper performance and provision of, any of the Services described in clause (i). Services relate to fulfillment of Customer Agreements except as otherwise agreed by the Parties.

Software or software means any computer programming code consisting of instructions or statements in a form readable by individuals (source code) or machines (object code), and related documentation and supporting materials therefore, in any form or medium, including electronic media.

Successor Provider means an entity that provides services to Company Group similar to the Services following the termination or expiration of the Service Agreement or any Services.

Tax or Taxes has the meaning given it in the SDA.

Taxing Authority means the IRS and any other Governmental Authority responsible for the administration of any Tax.

Termination Assistance Period means the period Company requests that Vendor provide Termination Assistance Services, subject to the limits set forth in Section 17.5 of the Master Agreement.

Termination Assistance Services means the functions, responsibilities, activities, tasks and projects Vendor is requested by Company to perform in anticipation of and in connection with the termination or expiration of the Service Agreement, a Purchase Order thereunder, or any Service, in order to achieve an orderly transfer without interruption of Services from Vendor to Company or to Company’s designee as described in Section 17.5 of this Master Agreement and the Master Services Schedules. The Termination Assistance Services constitute Services.

Third Party means a Person other than a Party or any of its Affiliates.

Third Party Auditors means Governmental Authorities and Company Customers, and internal and external auditors, inspectors and other representatives that a Governmental Authority or Company Customer may designate from time to time.

Third Party Audits has the meaning set forth in Section 13(c) of the Master Agreement.

Third Party Software means Software licensed from or provided by a Third Party.

Transfer Documents has the meaning given it in the SDA.

Vacated Jurisdiction means a country in which, on or around the Effective Date (but in any event after the Separation):

(i)

Vendor and its Affiliates do not conduct any direct operations for their customers in such country, and all of the Services then-contemplated to be provided by Vendor would be performed outside such country; and

(ii)	Certain of the Customer Agreements for Company Customers in such country are Prior Vendor Contracts.

Vendor has the meaning set forth in the Recitals.

Vendor Agent means the agents, subcontractors and representatives of Vendor, at any tier, and includes Affiliates of Vendor to which Vendor subcontracts any of the Services under the Agreement.

Vendor Client Executive has the meaning set forth in Section 11.2(a) of the Master Agreement.

Vendor Equipment means all equipment owned or leased by Vendor that is directly used to provide the Services.

Vendor Facilities means, individually and collectively, the facilities owned, leased or used by Vendor or Vendor Agents from which any Services are provided or performed (other than Company Facilities).

Vendor Group has the meaning set forth in Section 10.1(b)(i) of the Master Agreement.

Vendor Indemnitees means Vendor and its Affiliates, and the respective current, future and former officers, directors, employees, agents, successors and assigns of each of the foregoing.

Vendor Materials means any of the following, in each case provided to the Company or used by or on behalf of Vendor in connection with the Service Agreement: Vendor assets, work product, Vendor Software, Services or any other item, information, system, deliverable, software or service.

Vendor Personnel means the employees of Vendor and Vendor Agents who perform any Services.

Vendor Records has the meaning set forth in Section 13(a) of the Master Agreement.

Vendor Software means the Software used by Vendor or Vendor Agents in providing the Services that is: (i) owned by Vendor before the Effective Date or acquired by Vendor after the Effective Date, (ii) developed by Vendor other than pursuant to the Agreement or any other agreement with Company; or (iii) developed by Third Parties and licensed to Vendor.

Vendor Taxes means: (i) franchise and privilege taxes on Vendor’s business; (ii) taxes based on Vendor’s gross receipts, gross income and/or other similar type of taxes (excluding Withholding Taxes); (iii) sales, use, excise, value-added, services, consumption and other taxes and duties payable by Vendor on goods or services used or consumed by Vendor in providing and/or performing the Services where the tax is imposed on Vendor’s acquisition or use of these goods or services and the amount of tax is measured by Vendor’s costs in acquiring these goods or services; and (iv) all contributions, taxes, assessments, charges and premiums payable under foreign, federal, state and local laws measured upon the payroll of Vendor Personnel and all assessments and charges for unemployment compensation, old age pensions or benefits, annuities or other charges imposed by foreign federal, state, or local Law related to Vendor Personnel.

Withholding Taxes means foreign, federal, state and local taxes, fees, and/or charges which are imposed on or by reference to gross or net income or gross or net receipts and are required under Law to be withheld by Company from payments made to Vendor under the Agreement (including any related penalties and interest thereon).